Exhibit 99.2

NEWS RELEASE
For Immediate Release September 1, 2021	Investors: Bill Marshall VP, Investor Relations (804) 287-8108 Bill.Marshall@pfgc.com	Media: Trisha Meade Director, Communications & Engagement (804) 285-5390 mediarelations@pfgc.com

Performance Food Group Company Appoints Laura Flanagan to Board of Directors

RICHMOND, Va. – Performance Food Group Company (PFG) (NYSE: PFGC) announced that it has appointed Laura Flanagan to serve as an independent director on its Board of Directors, effective today. This appointment expands PFG’s Board to 12 directors. Ms. Flanagan, 53, has served as a Director of Core-Mark Holding Company, Inc. (Core-Mark) since June 2016. PFG acquired Core-Mark effective today.

Ms. Flanagan currently serves as the CEO of Ripple Foods, a leader in branded plant-based foods and beverages. She brings a wealth of knowledge and experience through her many food-industry leadership roles, which include serving as Chief Executive Officer of Foster Farms, the West Coast leader in branded and private label poultry, until February 2019. She was previously President of the Snacks Division of ConAgra Foods, Inc. for three years, after serving as President of ConAgra’s Convenient Meals Division for three years. Prior to that, Ms. Flanagan was Vice President and Chief Marketing Officer for Tropicana Shelf Stable Juices at PepsiCo Inc. and held various marketing leadership positions at General Mills, Inc. and PepsiCo Inc. for nearly a decade.

“I am excited to welcome Laura to our Board of Directors,” said George Holm, PFG Chairman, President & Chief Executive Officer. “Her tremendous experience in the food industry and her deep marketing knowledge will be a great complement to the strong capabilities and deep business and industry experience we have on our Board. We look forward to the valuable perspectives and insights Laura will bring as we continue to execute on PFG’s strategic plan.”

In addition to her Board service with Core-Mark, Ms. Flanagan has served on the Board of Directors of Callaway Golf Company since 2018.

Ms. Flanagan earned a bachelor’s in Systems & Control Engineering from Case Western Reserve University and a Master’s in Business Administration from Stanford Graduate School of Business.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution facilities, thousands of talented associates, and valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 250,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters, and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.